UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Dominion Resources Inc.

(Name of Registrant as Specified In Its Charter)

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Dominion®
It all starts here.®

# Proxy Statement 2006

2006 Proxy Statement Contents

2	Proxy Process

4	Governance and The Board

9	Share Ownership

10	Item 1 — Election of Directors

12	The Audit Committee

13	Item 2 — Auditors

14	Committee Report on Executive Compensation

17	Executive Compensation

22	Shareholder Proposals

	22	Item 3 — Majority Vote Standard

	23	Item 4 — Environmental Report

	24	Item 5 — Retirement Benefits

26	Appendix

	26	Corporate Governance Guidelines

	28	Director Independence Standards

Notice of Annual Meeting

Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261

March 14, 2006

Dear Fellow Shareholder:

On Friday, April 28, 2006, Dominion Resources, Inc. will hold its Annual Meeting of Shareholders in the Lecture Hall at the Greater Richmond Convention Center, 403 North 3rd Street, Richmond, Virginia. The meeting will begin at 9:30 a.m. Eastern Daylight Time. Only shareholders who owned stock at the close of business on February 24, 2006 may vote at this meeting or any adjournments that may take place. At the meeting we propose to:

•	Elect 14 directors;

•	Ratify the appointment of independent auditors for the audit of the 2006 financial statements and internal controls over financial reporting;

•	Consider three shareholder proposals, if presented; and

•	Attend to other business properly presented at the meeting.

This proxy statement and our 2005 Annual Report will be mailed or be available to you on approximately March 15, 2006. For information on attending the meeting, please see page 3. I hope you will be able to attend, but even if you cannot, please vote your proxy as soon as possible.

By order of the Board of Directors,

Patricia A. Wilkerson
Vice President and Corporate Secretary

Dominion 2006    1

Proxy Process

Your Board of Directors is soliciting this proxy for the 2006 Annual Meeting of Shareholders and recommends that you vote FOR:

•	all the Director nominees; and

•	ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2006.

Your Board recommends that you vote AGAINST the shareholder proposals presented on pages 22, 23 and 24.

Record Date

All shareholders that owned common stock at the close of business on February 24, 2006 are entitled to vote at the Annual Meeting. There were 347,502,895 shares of Dominion Resources, Inc. common stock outstanding on that date.

Householding

For registered shareholders and Dominion Direct® participants, a single copy of the annual report has been sent to multiple shareholders who reside at the same address. Any shareholder who would like to receive a separate annual report may call or write us at the address below, and we will promptly deliver it.

If you received multiple copies of the annual report and would like to receive combined mailings in the future, please contact us at the address below. Shareholders who hold their shares in “street name” — an account with a broker or a bank — should contact their broker regarding combined mailings.

Dominion Resources, Inc.

Shareholder Services

P.O. Box 26532

Richmond, VA 23261

1-800-552-4034

shareholder_services@dom.com

Electronic Delivery

Registered shareholders and Dominion Direct® participants can elect to view future proxy statements and annual reports on the Internet by marking the appropriate box on your proxy card or by following the instructions provided when voting by Internet or by telephone. If you choose this option, you will receive a proxy card by mail, along with instructions on how to access the proxy statement and annual report at a specific Internet site. Your choice will remain in effect until you notify Dominion that you wish to resume mail delivery of these documents. If you hold your shares in street name, please refer to the information provided by your bank or broker for instructions on how to elect this option. If you elect to receive your proxy statement and annual report via the Internet, you can still request paper copies by contacting us at the email or postal address or phone number above.

Voting

Methods. You may vote in person at the Annual Meeting or by proxy. For shares that you hold directly as a registered shareholder or shares held in Dominion Direct®, you have three ways to vote by proxy:

1.	Connect to the Internet at www.cesvote.com;

2.	Call 1-888-693-8683; or

3.	Complete the proxy card and mail it back to us. Complete instructions for voting your shares can be found on your proxy card.

If you vote and change your mind on any issue, you may revoke your proxy at any time before the close of voting at the Annual Meeting. There are four ways to revoke your proxy:

1.	Connect to the website listed above;

2.	Call 1-888-693-8683;

3.	Notify our Corporate Secretary in writing one day prior to the Annual Meeting; or

4.	Vote your shares at the Annual Meeting.

Beneficial Owners. If your shares are held in street name with your broker or by a nominee and you wish to vote by telephone, Internet or mail, please follow the instructions found on the Voting Instruction Card enclosed with this proxy statement. If you are a Beneficial Owner and wish to vote your shares at the Annual Meeting, you should mark the Voting Instruction Card to indicate that you plan to attend and vote your shares at the meeting. The institution that holds your shares will then provide you with a legal proxy, which will be required along with a ballot that will be provided at the meeting.

Registered Shareholders and Dominion Direct® Participants. Your proxy card shows the number of full and fractional shares you own. If you are a participant in our Dominion Direct® stock purchase plan, the number includes shares we hold in your Dominion Direct® account. All shares will be voted according to your instructions if you properly vote your proxy by one of the methods listed above. If you sign your proxy and do not make a selection, your shares will be voted as recommended by the Board. No vote will be recorded for shares unless a properly signed proxy is returned.

2    Dominion 2006

Employee Savings Plan Participants. You will receive a request for Voting Instructions from the Trustee for the Plans. The share amounts listed on that form include the full and fractional shares in your Plan account(s). You may instruct the Trustee by:

1.	Connecting to the Internet at www.cesvote.com;

2.	Calling 1-888-693-8683; or

3.	Returning your Voting Instructions in the enclosed envelope (not to Dominion).

Complete instructions can be found on the Voting Instruction Card included with the proxy statement. Whichever method you choose, the Trustee will vote according to your instructions and will keep your vote confidential. If you do not vote your Savings Plan shares, an independent fiduciary hired by the Plan Administrator will vote your shares.

How Votes are Counted. Each of your shares will be counted as one vote. A majority of the shares outstanding on February 24, 2006 constitutes a quorum for this meeting. However, if you do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have discretionary authority to vote. New York Stock Exchange (NYSE) rules do not permit brokers discretionary authority to vote on shareholder proposals (Items 3, 4 and 5). Abstentions and broker non-votes are included in determining a quorum.

The 14 nominees for director receiving the most votes will be elected.

The ratification of the appointment of our auditor and the shareholder proposals presented on pages 22, 23 and 24 require more votes in favor than the number of votes against in order for them to be approved. Abstentions are not counted as a vote in favor or against and, therefore, will not affect the outcome of these items.

Attending the Meeting

Shareholders who plan to attend the meeting will be asked to present valid picture identification, such as a driver’s license or passport. Registered shareholders must bring a Dominion Direct® statement or dividend check stub as proof of ownership. If you hold stock in street name, you must bring a copy of a recent brokerage statement, and if you plan to vote at the meeting, you must have a legal proxy. If you are an authorized proxy, you must present the proper documentation. Registration will begin at 8:30 a.m., and seating will be available on a first come, first served basis. Cameras (including cell phones with cameras), recording devices and other electronic devices will not be permitted at the meeting. Rules of the meeting will be printed on the back of the agenda that you will be given at the meeting.

Solicitation and Tabulation

We will pay for soliciting proxies from our shareholders, and some of our employees may telephone shareholders after the initial mail solicitation. We also have retained Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $14,000 and reimbursement of expenses. In addition, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of stock. We have retained Corporate Election Services, Inc. to tabulate the proxies and to assist with the Annual Meeting.

Matters Before the 2006 Annual Meeting

Management and the Board are not aware of any matters that may come before the Annual Meeting other than the matters disclosed in this proxy statement.

Proposals for the 2007 Annual Meeting

For a shareholder proposal to be considered for possible inclusion in the 2007 Proxy Statement, Dominion’s Corporate Secretary must receive it no later than close of business November 14, 2006. Shareholders should refer to Securities and Exchange Commission (SEC) rules, which set standards for eligibility and specify the types of proposals that are not appropriate for inclusion in the proxy statement.

If you wish to bring any matter (other than the nomination of director candidates) before the 2007 Annual Meeting, you must notify the Corporate Secretary in writing no later than close of business January 29, 2007. Under our bylaws, the notice must contain the following information regarding each matter:

•	a brief description of the business you wish to bring before the Annual Meeting, including the complete text of any related resolutions to be presented and the reasons for conducting such business at the meeting;

•	your name and address;

•	the number of shares of stock that you own; and

•	any material interest you have in such business.

If you do not provide the proper notice by January 29, 2007, the Chairman of the meeting may exclude the matter, and it will not be acted upon at the meeting. If the Chairman does not exclude the matter, the proxies may vote in the manner they believe is appropriate, as SEC rules allow. Dominion plans to hold its 2007 Annual Meeting on April 27, 2007.

Dominion 2006    3

Governance and The Board

Each year, our Organization, Compensation and Nominating (OCN) Committee, which is charged with governance oversight, reviews the Board’s governance guidelines and reports the results to the Board. This year, the Board has revised its governance guidelines to reflect certain Board practices not previously reflected in the guidelines. For example, the Board adopted stock ownership guidelines with a holding policy for Directors, reflecting the general practice of our Directors. Among other changes, the revised guidelines name the OCN Committee Chair as the lead Director; make affirmative statements that Board members are expected to attend all Board related meetings and sit on no more than five other public company Boards; and require that a director nominee submit his or her resignation if greater than 50% of the shares outstanding withhold votes on that nominee in an uncontested election. Please read the revised guidelines, which are printed in the Appendix to this proxy statement.

The Board also revised its independence standards to reflect the proposed changes to the NYSE governance standards. Simply stated, we have clearly identified the types of relationships the Board believes to be categorically immaterial to director independence. The revised standards also are printed in the Appendix and our website (www.dom.com) has a governance section that contains the Board’s governance guidelines, our independence standards and our committee charters, and provides a method for shareholders to communicate directly with the non-management directors (see page 5).

Dominion’s Code of Ethics, which applies to our Board of Directors, principal executive, financial and accounting officers, and all employees also can be found in the governance section of our website. Any waivers or changes to our Code of Ethics relating to our senior executives will be posted on this section of our website. You may write to the Corporate Secretary at the address found on the back cover of this proxy statement for a copy of the Code of Ethics and any of our governance documents at no charge.

Nomination Process

Nominating Committee

The OCN Committee of the Board, which is comprised entirely of independent directors (as determined by the Board in accordance with its independence standards), is responsible for reviewing the qualifications of and selecting director candidates for nomination by the Board. As stated in the Committee’s charter (which is available on our website) and the Board’s governance guidelines, the Committee selects candidates who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. These attributes may include a candidate’s character, judgment, diversity of experience, acumen and ability to act on behalf of shareholders. Business and financial experience and governmental and community service are relevant criteria. In selecting candidates, the Committee assesses and considers the Board’s diversity, in its broadest sense, reflecting, but not limited to, geography, gender and ethnicity.

The Committee also considers whether a director candidate is independent in accordance with Dominion’s independence standards found in the Appendix and as described under Certain Relationships. Based on its deliberations, the Committee recommends director candidates, the majority of whom are independent, to the Board for nomination.

Director Nominations

A current member of the Board, a member of management or a shareholder may submit director nominations to the OCN Committee. The Committee considers all nominee recommendations and uses the nomination process described above in selecting nominees. Under our bylaws, if you wish to nominate a director at a shareholders’ meeting you must be a shareholder and deliver written notice to our Corporate Secretary at least 60 days before the meeting. If the meeting date has not been publicly announced 70 days before the meeting, then notice can be given up to 10 days following the public announcement. Any notice must include the following information:

1.	your name and address;

2.	each nominee’s name and address;

3.	a statement that you are entitled to vote at the meeting and intend to appear in person or by proxy to nominate your nominee;

4.	a description of all arrangements or undertakings between you and each nominee and any other person concerning the nomination;

5.	other information about the nominee that would be included in a proxy statement soliciting proxies for the election of directors; and

6.	the consent of the nominee to serve as a director.

This year the OCN Committee recommended the nominees presented on pages 10 and 11. The Committee also recommended that the Board reduce its size to 14, not filling the vacancy left by Mr. Kenneth A. Randall, who retired from the Board on December 31, 2005.

4    Dominion 2006

Certain Relationships

Two of Dominion’s directors, Dr. Simmons and Dr. Brown, have adult, financially independent children who are employees of Dominion’s services company. Dominion and its subsidiaries have approximately 17,400 full-time employees, and the company is a significant employer in Richmond, Virginia where both of the children are employed. Both are in non-officer, professional positions for which they are qualified based on their education and experience. Both are paid within the current market rate for their position and are eligible only for company benefits available to all other employees in similar positions. The 2005 compensation for Dr. Simmons’ son, S. Dallas Simmons, Jr., was $132,091; for Dr. Brown’s daughter, Francine B. Mathews, 2005 compensation was $63,538.

Determination of Independence and Audit Committee Financial Experts

The OCN Committee evaluates all director nominees relative to Dominion’s independence standards (found in the Appendix), including consideration of the matters described above under Certain Relationships. The Committee also considers relationships not covered by the standards that might impair a director’s independence. Based on its review in January and February 2006, the Committee recommended to the full Board that all nominees except Messrs. Capps and Farrell, be determined independent. In considering the Committee’s recommendations, the Board determined that Mr. Capps is not independent because of his recent employment with Dominion and that Mr. Farrell is not independent because he is a current Dominion employee. The Board also determined that neither Dr. Brown nor Dr. Simmons has a material interest in his child’s employment at Dominion and therefore, such employment does not affect either director’s independence. In addition, the Board determined that all members of the Audit Committee meet the additional independence requirements in the independence standards for members of that committee and that all are “audit committee financial experts” as defined by SEC rules.

Communications with Directors

Shareholders may communicate directly with Dominion’s non-management directors in two ways — by email or by writing to them.

Email. Emails may be sent directly to our non-management directors at www.dom.com/about/governance/contact.jsp. You may direct your communications to our non-management directors as a group or to any committee of the Board. The Board has directed the Corporate Secretary or her representative to monitor the non-management directors’ electronic mailbox and, as appropriate, to review, sort and summarize communications or forward certain communications (such as customer complaints) to other company personnel. All emails received in the non-management directors’ electronic mailbox are treated as any emails received by Dominion. They are first isolated and scanned for viruses, malicious/disruptive code, spam/junk email and profanity, and are forwarded only if free of these items. When appropriate, the Corporate Secretary consults with the General Counsel and Audit Committee chair, who then determine whether to communicate further with the Audit Committee and/or the full Board. The non-management directors have access at all times to their electronic mailbox, as well as a report that tracks how communications have been handled.

Postal mail. Letters may be sent to the non-management directors or one or more directors by writing to the Board of Directors, c/o Corporate Secretary, Dominion Resources, Inc., P.O. Box 26532, Richmond, Virginia 23261. The same procedures described above will be followed for postal mail. Inappropriate communications (such as commercial solicitations) will not be forwarded to the Board.

Executive Sessions

As described in Dominion’s revised governance guidelines, the chair of the OCN Committee leads the executive sessions of non-management, independent directors. During 2005, such sessions were conducted at the conclusion of each regularly scheduled Board meeting.

Committees & Meeting Attendance

The Board met nine times in 2005. Each Board member attended at least 80% of the Board meetings and all meetings of the committees on which he or she served. All 2005 Board nominees attended the 2005 Annual Meeting of Shareholders.

Dominion 2006    5

Governance and The Board

Committee	Members	Description
Audit	David A. Wollard, Chair Ronald J. Calise Robert S. Jepson, Jr. Mark J. Kington Margaret A. McKenna	These five independent and unaffiliated directors are also audit committee financial experts. They consult with the independent and internal auditors regarding the audits of Dominion’s consolidated financial statements, the adequacy of internal controls and the independence of auditors. The committee’s report to shareholders can be found on page 12. The committee also retains the independent auditors for the next year. In 2005, this committee met 10 times.

Finance	John W. Harris, Chair Peter W. Brown George A. Davidson, Jr. Benjamin J. Lambert, III	These four independent directors review the company’s financing strategies and its relationship with rating agencies, and consider Dominion’s dividend policy. In 2005, this committee met three times.

Organization, Compensation and Nominating (OCN)	Frank S. Royal, Chair Robert S. Jepson, Jr. Richard L. Leatherwood David A. Wollard	These four independent directors consult directly with compensation experts and with management to review and evaluate Dominion’s organizational structure and compensation practices. They are also responsible for overseeing Dominion’s governance practices, including evaluating the Board’s effectiveness, and for reviewing the qualifications of director candidates. They make recommendations to the Board regarding all of these matters, including director nominees, and they administer certain compensation plans. In 2005, this committee met eight times.

Risk Oversight	Ronald J. Calise, Chair Richard L. Leatherwood S. Dallas Simmons	This committee oversees and advises management on its policies and guidelines regarding energy trading. In 2005, this committee met once.

Director Compensation

Philosophy and Methodology. As with executive compensation, the Board believes that its compensation should be aligned with the interests of the shareholders. In the changing environment and increased scrutiny of public company Boards today, it is critical that Dominion attract and retain qualified and experienced directors. The OCN Committee relies on its independent consultant to analyze Dominion’s director compensation program and advise it on trends in director compensation.

During 2005, the Committee worked with its independent consultant to consider the mix of the Board’s compensation and to evaluate the competitiveness of that compensation with Dominion’s peer group. The consultant’s analysis included a comparison of Dominion’s director compensation with that of its peer group, which is the same peer group used for executive compensation purposes. As a result of this analysis and changes made in 2004 to freeze certain director plans, the Committee concluded that an increase in 2006 director compensation would place total compensation closer to the median of Dominion’s peer companies and recommended that the Board increase 2006 compensation.

The Committee also recommended that the Board increase the Audit Committee and OCN Committee Chair retainers. In considering the increase to the Committee Chair retainers, the Committee recognized the increased responsibilities of each Committee Chair in a changing regulatory environment, as well as the combined governance and compensation responsibilities of the OCN Committee Chair. The Board approved the Committee’s recommendations effective with the 2006 Annual Meeting of Shareholders.

Fees. In 2006, the annual retainer will increase to $80,000 ($40,000 in cash and $40,000 in stock). Meeting fees will remain the same as 2005; $2,000 in cash per Board, Audit and OCN Committee meeting attended, and $1,500 per other Committee meeting attended. Additional cash retainers for the chairs of two Board committees also will increase; $15,000 for Audit, and $15,000 for OCN. The Chair retainer will remain $5,000 for the Finance and Risk Oversight Committees. In addition, under the Non-Employee Directors Compensation Plan, approved by shareholders in 2005, directors elected to the Board in 1995 or after, and who were not yet 62 years old, receive an annual deferred stock grant. The Board also approved an increase to this grant from $35,000 to $40,000. On the following page is a table summarizing 2005 compensation paid to each Director, except Messrs. Capps and Farrell, who were not compensated for their service as directors.

6    Dominion 2006

2005 Non-Employee Directors Compensation

	Cash			Stock			Annual Compensation
Name	Retainers [1]	Annual Meeting Fees	Total	Annual Retainer	Deferred Grant	Annual Total Shares	Total Value [2]
Peter W. Brown	$20,000	$35,000	$55,000	472	472	944	$127,877
Ronald J. Calise	25,000	45,000	70,000	472	472	944	142,877
George A. Davidson, Jr.	20,000	25,000	45,000	472	472	944	117,877
John W. Harris	25,000	23,000	48,000	472	—	472	84,438
Robert S. Jepson, Jr.	20,000	56,000	76,000	472	472	944	148,877
Mark J. Kington	20,000	32,000	52,000	472	472	944	124,877
Benjamin J. Lambert, III	20,000	25,000	45,000	472	—	472	81,438
Richard L. Leatherwood	20,000	41,000	61,000	472	—	472	97,438
Margaret A. McKenna	20,000	42,000	62,000	472	472	944	134,877
Frank S. Royal	25,000	38,000	63,000	472	—	472	99,438
S. Dallas Simmons	20,000	25,000	45,000	472	—	472	81,438
David A. Wollard	32,500	58,000	90,500	472	—	472	126,938

Footnotes:

1.	Includes retainer as Committee Chair.
2.	Stock compensation valued using a December 31, 2005 closing price of $77.20 per share.

Expense Reimbursements. We also reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings. These reimbursements include the expenses incurred by directors’ spouses in accompanying the directors to one Board meeting and the Annual Meeting each year, along with any taxes related to such payments. In addition, directors and their spouses may accompany the Chief Executive Officer (CEO) or other senior executive on corporate aircraft for both business and personal travel. The company imputes income to the director for any tax liabilities associated with personal travel and other nominal gifts.

Other. In accordance with the shareholder approved merger agreement between Dominion and Consolidated Natural Gas Company, Dominion makes available office facilities and administrative and financial planning services to Mr. Davidson (Dominion’s former Chairman), which are valued at approximately $46,250 annually. As of January 1, 2006, Mr. Capps, Dominion’s recently retired CEO, will receive compensation for his services as a consultant and Board member for the term during which he serves in those roles. In addition, as former executives, Messrs. Capps and Davidson receive a pension, a retiree life insurance policy, and retiree medical coverage from Dominion under its qualified plans (available to all retirees) and under supplemental retirement plans for executives.

Director Compensation Plans

Non-Employee Directors Compensation Plan. Under this plan, the company issues the equity portion of non-employee directors’ compensation. The plan also allows directors to defer all or a portion of their annual retainer and meeting fees into stock unit or cash accounts and provides for the annual deferred stock grant given to certain directors elected to the Board after January 1, 1995. Stock unit accounts are credited quarterly with additional stock units equal in value to dividends paid on Dominion common stock and cash accounts are credited monthly with interest at an annual rate established for the Fixed Rate Fund (which was 5% in 2005) under Dominion’s frozen Executive Deferred Compensation Plan. Shares of Dominion common stock equal in value to stock units held for directors under this plan are issued into a trust and directors retain all voting and other rights as shareholders. Distributions under this plan are made when a director ceases to serve on the Board. In addition, this plan provides a means for the Board to make restricted stock awards and option grants; however, the Board has no plans to do so in the near future.

Dominion 2006    7

Governance and The Board

Frozen Directors Plans. In order to comply with tax law changes resulting from the enactment of the American Jobs Creation Act, on December 31, 2004, the Board froze the following directors’ plans: Deferred Cash Compensation Plan, Stock Compensation Plan, and Stock Accumulation Plan. These plans provided a means to compensate directors and allowed directors to defer that compensation, whether in cash or stock, until they ceased to be a director or reached a specified age. In the case of the Deferred Cash Compensation Plan, deferred fees were credited to either an interest bearing account or a Dominion common stock equivalent account. Under the frozen plan, interest (at the same rate as under the Non-Employee Directors Compensation Plan) or dividend equivalents continue to accrue and may be held in trust until distributions are made. Prior to 2005, the stock portion of a director’s retainer was paid under the Stock Compensation Plan and directors had the option to defer receipt of that stock. Shares that were deferred under this plan are held in trust and the dividends on those shares are reinvested until distributions are made. Upon their election to the Board, the Stock Accumulation Plan provided non-employee directors elected prior to 2004 a one-time award in stock units equivalent in value to approximately 17 times the annual cash retainer. Stock units were credited to a book account and a separate account continues to be credited with additional stock units equal in value to dividends on all stock units held in the director’s account. A director must have 17 years of service to receive all of the stock units awarded and accumulated under this plan. Reduced distributions are made where a director has at least 10 years of service or has reached the age of 62.

Other Benefits

Charitable Contribution Program. This program was discontinued in January 2000. For directors elected before that time, Dominion funded the program by purchasing life insurance policies on the directors. Those policies have been fully funded and participating directors will derive no financial or tax benefits from the program, because all insurance proceeds and charitable tax deductions accrue solely to Dominion. However, upon a participating director’s death, $500,000 will be paid in 10 installments to the qualifying charitable organization(s) designated by that director.

Matching Gifts Program. Dominion will match a director’s donations, on a 1-to-1 basis, to one or more 501(c)3 organizations up to a maximum of $5,000 per year. If the donation is to an organization on whose board the director serves or for which the director volunteers more than 50 hours of work during a year, Dominion will match the donation on a 2-to-1 basis, up to the $5,000 maximum.

8    Dominion 2006

Share Ownership

Director and Officer Share Ownership Table

	Beneficial Share Ownership of Common Stock (as of February 1, 2006)					Other Plan Accounts [1]
Name of Beneficial Owner	Shares	Deferred Stock Accounts [2]	Restricted Shares	Exercisable Stock Options	Total	Stock Accumulation [3]	Deferred Compensation [4]
Peter W. Brown	6,936	484	—	—	7,420	7,745	—
Ronald J. Calise [5]	4,000	8,194	—	12,000	24,194	—	—
Thos. E. Capps [6]	486,508	—	57,098	1,200,000	1,743,606	—	—
George A. Davidson, Jr.	104,410	1,795	—	12,000	118,205	—	—
Thomas F. Farrell, II [6]	130,563	—	86,726	600,000	817,289	—	—
John W. Harris	26,161	8,879	—	12,000	47,040	13,219	—
Robert S. Jepson, Jr.	31,358	484	—	—	31,842	6,927	—
Mark J. Kington	6,604	968	—	—	7,572	—	—
Benjamin J. Lambert, III	854	5,265	—	22,000	28,119	13,219	—
Richard L. Leatherwood	1,460	22,271	—	22,000	45,731	13,219	—
Margaret A. McKenna [5]	5,528	7,647	—	12,000	25,175	—	—
Frank S. Royal	2,659	5,530	—	12,000	20,189	13,219	—
S. Dallas Simmons	4,108	7,670	—	12,000	23,778	13,219	—
David A. Wollard	4,705	—	—	22,000	26,705	13,219	—
Thomas N. Chewning	114,256	—	57,410	450,000	621,666	—	185
Duane C. Radtke	27,534	—	64,051	587,500	679,085	—	8,454
Mark F. McGettrick	25,376	—	20,314	66,667	112,357	—	5,592

All directors and executive officers as a group (24 persons)[7]	1,124,383	69,187	377,455	3,502,167	5,073,192	93,986	35,651

Footnotes:

1.	Amounts represent share equivalents accumulated under executive and director plans and do not have voting rights.
2.	Shares in trust for which a director has voting rights. Amounts include shares issued to a trust for certain directors from their frozen Deferred Cash Compensation Plan accounts.
3.	Because of this plan’s vesting provisions, amounts distributable to a director will be dependent on years of service.
4.	Amounts represent cash and other compensation that were deferred by an executive under the frozen Executive Deferred Compensation Plan, which are deemed invested in Dominion common stock. Such amounts may be distributed in cash or stock at a specified age or retirement.
5.	In 2005, under the shareholder approved Non-Employee Directors Compensation Plan (described on page 7), Mr. Calise and Ms. McKenna received a one-time deferred accumulation benefit (shown in the Deferred Stock Accounts column) of 1,236 and 2,935 shares, respectively, as a result of forfeiting stock units accrued under the frozen Stock Accumulation Plan.
6.	Messrs. Capps and Farrell disclaim ownership for 19,251 and 399 shares, respectively.
7.	All directors and executive officers as a group own 1.5% of the number of shares outstanding at February 1, 2006. No individual executive officer or director owns more than one percent of the shares outstanding.

Significant Shareholder

Name and address of Beneficial Owner	Beneficial Ownership of Common Stock (based on 13G filing)	Percentage of Common Shares Outstanding
Capital Research and	32,335,210	9.3%
Management Company
333 South Hope Street
Los Angeles, CA 90071

The shareholder disclaims beneficial ownership of the shares reported above. The ownership results from the shareholder acting as an investment advisor to various investment companies.

Dominion 2006    9

Item 1 — Election of Directors

Presented below is information about each nominee for director. Each nominee was recommended by the OCN Committee and nominated by the Board. Directors are elected annually; therefore, each director’s term of office will end at the next Annual Meeting of Shareholders when his or her successor has been elected. Your proxy will be voted to elect the nominees unless you tell us otherwise. If any nominee is not available to serve (for reasons such as death or disability), your proxy will be voted for a substitute nominee if the Board of Directors nominates one.

PETER W. BROWN, 63, physician, Virginia Surgical Associates. He is a director of Bassett Furniture Industries, Inc. Dr. Brown received his undergraduate and medical degrees from Emory University and is a clinical associate professor of surgery at Virginia Commonwealth University Medical Center. He is a former director of America’s Utility Fund and former Chairman of the board of trustees at Capitol Medical Center.

DIRECTOR SINCE 2002

RONALD J. CALISE, 57, private investments, former Managing Director of the Global Power Group, Investment Banking Division, Lehman Brothers. He received his undergraduate degree from Wesleyan University and his MBA from Columbia University. Mr. Calise began his investment-banking career in 1975 at Salomon Brothers and later at Wasserstein Perella & Co., focused on the electric utility and power industry.

DIRECTOR SINCE 2001

THOS. E. CAPPS, 70, Chairman of the Board of Directors of Dominion (from January 1, 2004 to December 31, 2005, Chairman and Chief Executive Officer, from August 1, 2001 to December 31, 2003, Chairman, President and Chief Executive Officer, and before that Vice Chairman, President and Chief Executive Officer). He is a director of Amerigroup Corporation and Associated Electric and Gas Insurance Services (AEGIS). Mr. Capps received his undergraduate and law degrees from the University of North Carolina at Chapel Hill. He joined Dominion in 1984 after practicing law in North Carolina and Florida and holding positions in the law departments of two other electric utilities.

DIRECTOR SINCE 1986

GEORGE A. DAVIDSON, JR., 67, retired Chairman of the Board of Directors of Dominion and former Chairman and Chief Executive Officer of Consolidated Natural Gas Company. He is a director of PNC Financial Services Group, Inc. and Goodrich Corporation. Mr. Davidson received his undergraduate degree in petroleum engineering from the University of Pittsburgh. He served in a variety of management and executive positions with CNG for 34 years and is a former Chairman of the American Gas Association.

DIRECTOR SINCE 2000

THOMAS F. FARRELL, II, 51, President and Chief Executive Officer of Dominion (from January 1, 2004 to December 31, 2005, President and Chief Operating Officer and before that, Executive Vice President). He is Chairman of the Board and Chief Executive Officer of Virginia Electric and Power Company and Chairman, President and Chief Executive Officer of Consolidated Natural Gas Company, both wholly-owned subsidiaries of Dominion. He is also a director of the Institute of Nuclear Power Operations (INPO). Mr. Farrell received his undergraduate and law degrees from the University of Virginia, where he is currently the rector of the Board of Visitors. He joined Dominion in 1995 after practicing law with a regional law firm and has held several executive management positions for Dominion and its subsidiaries.

DIRECTOR SINCE 2005

JOHN W. HARRIS, 58, President, Lincoln Harris, LLC, a real estate consulting firm. He is a director of Piedmont Natural Gas Company, Inc. and Mapeley Limited, a commercial real estate management and outsourcing company located in the United Kingdom. Mr. Harris received his undergraduate degree from the University of North Carolina at Chapel Hill. He is also the former president of The Bissell Companies, a real estate development firm.

DIRECTOR SINCE 1999

10    Dominion 2006

ROBERT S. JEPSON, JR., 63, Chairman and Chief Executive Officer of Jepson Associates, Inc., a private investment firm, and Jepson Vineyards, Ltd. Mr. Jepson received his undergraduate and graduate degrees in business and commerce from the University of Richmond. He also was Chairman and Chief Executive Officer of Kuhlman Corporation, Coburn Optical Industries and The Jepson Corporation. He is the principal contributor and founder of the University of Richmond’s Jepson School of Leadership Studies.

DIRECTOR SINCE 2003

MARK J. KINGTON, 46, managing director, X-10 Capital Management, LLC and President, Kington Management Corporation, private investment firms. He is and has been the principal officer and investor in several communications firms and is a founding and managing member of Columbia Capital, LLC, a venture capital firm specializing in the communications and information technology industries. Mr. Kington received his undergraduate degree from the University of Tennessee and an MBA from the University of Virginia.

DIRECTOR SINCE 2005

BENJAMIN J. LAMBERT, III, 69, optometrist. He is a director of Consolidated Bank & Trust Company and SLM Corporation. Mr. Lambert received his undergraduate degree from Virginia Union University and a graduate degree from the New England College of Optometry. He has been a member of the Virginia Senate since 1986 and before that was a member of the House of Delegates beginning in 1978.

DIRECTOR SINCE 1994

RICHARD L. LEATHERWOOD, 66, retired President and Chief Executive Officer, CSX Equipment Group, an operating unit of CSX Transportation, Inc. He is a director of CACI International Inc. Mr. Leatherwood received his undergraduate degree from the University of Tennessee, a graduate degree in mathematical statistics from Rutgers University, and a doctorate in industrial and systems engineering from Georgia Institute of Technology. He also held various executive positions from 1977 to 1985 with Texas Gas Resources Group, including President, Chief Executive Officer and Chief Financial Officer.

DIRECTOR SINCE 1994

MARGARET A. McKENNA, 60, President, Lesley University. She received her undergraduate degree from Emmanuel College and her law degree from Southern Methodist University. Ms. McKenna was a civil rights attorney with the U.S. Department of Justice and held a variety of positions with the U.S. government from 1976 to 1981, including Deputy Counsel in the White House and Deputy Under Secretary of Education. Prior to taking her current position in 1985, she was a director of the Bunting Institute and Vice President at Radcliffe College.

DIRECTOR SINCE 2000

FRANK S. ROYAL, M.D., 66, physician. He is a director of HCA, Inc., SunTrust Banks, Inc., Chesapeake Corporation, CSX Corporation and Smithfield Foods, Inc. Dr. Royal received his undergraduate degree from Virginia Union University and his medical degree from Meharry Medical College.

DIRECTOR SINCE 1994

S. DALLAS SIMMONS, 66, Chairman, President and Chief Executive Officer of Dallas Simmons & Associates, a consulting firm. He also is a former President of Virginia Union University. He received his undergraduate and graduate degrees in business from North Carolina Central University and his doctorate from Duke University. Dr. Simmons also was President of St. Paul’s College and held administrative and teaching positions at North Carolina Central University.

DIRECTOR SINCE 1992

DAVID A. WOLLARD, 68, founding Chairman of the Board, Emeritus, Exempla Healthcare. He is a director of Vectra Bank Colorado. He received his undergraduate degree from Harvard College and graduated from the Stonier Graduate School of Banking. Mr. Wollard held a variety of executive positions with banking institutions in Florida and Colorado, where he was the President of Bank One Colorado, N.A.

DIRECTOR SINCE 1999

Your Board of Directors recommends that you vote FOR these nominees.

Dominion 2006    11

The Audit Committee

Audit Committee Report

Our Committee operates under a written charter, which can be found on our website, and was most recently revised in January 2005.

Our Committee reviews and oversees Dominion’s financial reporting process and related disclosure and internal controls. Each November, we develop the coming year’s meeting schedule and agendas, which include reviews of Dominion’s internal controls testing, disclosure controls and procedures, charter requirements, charitable giving, auditor independence requirements, pre-approval of fees, and other issues that we, management and the independent auditors feel should be addressed more closely.

During 2005, we reviewed and discussed the following with management and the independent auditors:

•	quarterly and year-end results, financial statements and reports prior to public disclosure;

•	the activities of management’s disclosure committee and Dominion’s disclosure controls and procedures, including internal controls;

•	management’s compliance with Section 404 of the Sarbanes-Oxley Act relative to documentation and internal and external auditors’ testing of internal controls;

•	new and proposed accounting standards and their potential effect on Dominion’s financial statements;

•	the Board’s Risk Oversight Committee report regarding changes in the company’s Clearinghouse structure and trading activities;

•	the status of internal audit’s staffing, qualifications and audit plans, and

•	Dominion’s compliance program for employees, including our “whistleblower” procedures.

In 2003, the Committee established the practice of requesting that management conduct pre-meeting sessions to review a single topic in more detail. The topics are chosen as part of a November planning process. In 2005, the pre-meeting sessions focused on a global accounting review, including pension accounting; fuel costs; oil and gas reserves; and nuclear power. In addition to the Committee members, other members of the Board attended at least two of these sessions.

At four of the Committee’s meetings, we met with the internal and independent auditors, with and without management present, to discuss the plans for, and scope and results of, their audits and reviews of Dominion’s internal controls and the overall quality of Dominion’s financial reporting.

Management has represented that Dominion’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. We reviewed and discussed the audited consolidated financial statements with management and the independent auditors. In accordance with the requirements established by the Statement on Auditing Standards No. 61, Communication with Audit Committees (as amended by Auditing Standards 89 and 90), this discussion included a review of significant accounting estimates and controls, and the quality of Dominion’s accounting principles.

We have received written disclosures and letters from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and the NYSE governance standards regarding internal quality control procedures. We have discussed with the independent auditors the issue of their independence from Dominion, including any non-audit services performed by them.

2005 Consolidated Financial Statements

Relying on these reviews and discussions, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements and management’s annual report on internal control over financial reporting in Dominion’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

Independent Auditors for 2006

Our Committee discussed with management and reviewed with the independent auditors their plans and proposed fees for auditing the 2006 consolidated financial statements and internal controls over financial reporting of Dominion and its subsidiaries, as well as their proposed audit-related and non-audit services and fees. Based on our discussions and review of the proposed fee schedule, we have retained Deloitte & Touche LLP, a registered public accounting firm, independent of us, as Dominion’s independent auditors for 2006, and in accordance with our pre-approval policy, approved the fees for the services presented to us. We determined that the non-audit services proposed to us do not impair Deloitte & Touche’s independence, and that it is more economical and efficient to use them for the proposed services. Permission for any other specific non-audit services will require prior approval by our Committee or its chair. When appropriate, Dominion seeks competitive bids for non-audit services.

David A. Wollard, Chair

Ronald J. Calise

Robert S. Jepson, Jr.

Mark J. Kington

Margaret A. McKenna

March 1, 2006

12    Dominion 2006

Item 2 — Auditors

Fees and Pre-Approval Policy. In 2003, the Audit Committee adopted a pre-approval policy for Deloitte & Touche’s services and fees. Attached to the policy is a form of schedule that details the services to be provided and an estimated charge for such services. At its December 2005 meeting, the Committee approved the schedule of services and fees for 2006. As provided by Dominion’s pre-approval policy, any changes to the schedule may be approved by the Committee chair, and reported to the full Committee at its next meeting.

The following table presents fees paid to Deloitte & Touche for the fiscal years ended December 31, 2005 and 2004.

Type of Fees	2005	2004
(millions)
Audit fees	$5.69	$5.68
Audit-related fees	.93	.82
Tax fees	.71	.83
All other fees	—	.05

	$7.33	$7.38

Audit fees are for the audit and review of Dominion’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board of the United States, including Section 404 testing, comfort letters, statutory and regulatory audits, consents and other services related to SEC matters.

Audit-related fees are for assurance and related services that are associated with the audit or review of Dominion’s financial statements, including employee benefit plan audits, due diligence services and financial accounting and reporting consultation.

Tax fees are for tax compliance services, tax consulting services, and related costs.

All other fees are for the translation of certain Dominion SEC filings from English to French as required by Canadian securities laws.

Other Information About the Auditors

Representatives of Deloitte & Touche will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire, and will be available to respond to shareholder questions.

Item 2 — Ratification of Appointment of Auditors

Dominion’s Audit Committee has retained Deloitte & Touche LLP, an independent registered public accounting firm, as Dominion’s independent auditors for 2006.

Your Board of Directors recommends that you vote FOR ratification of the Committee’s action.

Dominion 2006    13

Committee Report on Executive Compensation

As one of our primary responsibilities, the OCN Committee oversees Dominion’s executive compensation program. We often meet without management present and, at least once a year, discuss directly with our independent compensation consultant a number of matters, including CEO pay.

Each year, we review and discuss trends in executive compensation, including legal, regulatory and other developments, and consider all components of our executive compensation program generally. Periodically, we engage our consultant or outside counsel to perform more detailed reviews of certain programs, with a report back directly to the Committee. We make recommendations to the independent members of the Board with respect to CEO pay and certain other matters related to the executive compensation program, with all of the Board’s independent directors reviewing and either approving or ratifying compensation and benefit decisions for Dominion’s CEO.

This past year, we held several discussions with our independent compensation consultant concerning Mr. Capps’ retirement, the promotion of his successor, Mr. Farrell, and the compensation and benefits for both officers. Messrs. Capps and Farrell and senior management were not present for our discussions of their compensation and benefits.

Executive Compensation Philosophy

Generally, our compensation philosophy is to administer an executive compensation program that attracts, motivates and retains a superior management team, while ensuring that the annual and long-term incentive programs and benefits align management’s financial success with that of our shareholders and the company. We believe in putting a substantial portion of compensation at risk based on performance goals established by our Committee. While we do benchmark and set general goals of compensation levels as compared to our peer group of companies as detailed below, we administer a program that fits the needs and requirements of Dominion, taking into consideration internal equity and other concerns. We do not try to “match up” our compensation levels with the peer surveys for our senior officers, but have begun using such surveys more as a reality check against compensation decisions that make good business sense for Dominion.

Our Process

Each year, we engage in a comprehensive review of the executive compensation program, which includes, but is not limited to, the following steps:

•	We define our peer group of companies and then compare Dominion with these peer companies based on a number of different financial and stock performance metrics for a number of different measurement periods;

•	We discuss and consider the performance of the CEO and other senior officers, including a discussion with the CEO to receive his assessment of the performance of members of senior management, and his views on succession and retention issues;

•	We consider the current annual compensation of senior management, long-term compensation grants made over the past few years, and the appropriate performance metrics and attributes of annual and long-term programs for the next year;

•	We review the specific compensation practices of our peer companies for senior executives in positions similar to those of our top officers, and review their practices with respect to equity and other grants, benefits and perquisites;

•	We review the compensation of our management team from the standpoint of internal equity, complexity of the job, and other factors; and

•	We consider relevant labor market conditions and the competitive environment for certain business groups.

Our Peer Group and Peer Group Comparisons

Our 2005 peer group consisted of a diversified group of eleven energy companies, many of which are included in the S&P Utilities Index used in the Performance Graph on page 18 of this proxy. We have a separate group of peer companies for our exploration and production (E&P) business unit.

Our Committee uses information relating to these peer companies to (i) compare Dominion’s stock and financial performance against the peer group using a number of different metrics and time periods; (ii) analyze compensation practices within our industry; and (iii) benchmark other benefits such as our Employment Continuity Agreements, which are effective upon a change in control, and the use of long-term equity vehicles.

14    Dominion 2006

2005 Compensation

Our executive compensation program consists of three basic components:

•	Base Salary

•	Annual Incentives

•	Long-term Incentives

Base Salary. While the base salary component of our program generally is targeted at or slightly above market median, our primary goal is to compensate our executives at a level that best achieves our compensation philosophy and addresses internal equity issues, whether this results in actual pay that may be slightly higher or lower than our stated target. We have found that proxy and survey results for particular positions can vary greatly from year to year, and will consider market trends for certain positions over a period of years rather than a one-year snapshot in setting compensation for such positions.

Our officers did not receive salary increases in 2002 and 2004, other than in cases of promotions or certain market-based adjustments. As a result, base salaries had generally fallen behind our targeted levels, and we therefore approved a general base salary increase of 6% for our officers for 2005. Certain officers received increases in excess of 6% as necessary for market-based and performance reasons. In particular, salaries for many of our senior executives had fallen below market median for their positions, and on average the base salary increase for this group was 14%.

Annual Incentives. Under the annual incentive program, if goals are achieved or exceeded, the executive’s total cash compensation for the year is targeted to be at or slightly above market median, with the same stipulation expressed above.

Under our annual incentive program, our Committee establishes “target awards” for each executive. These target awards are expressed as a percentage of the individual executive’s base salary (for example, 50% x base salary). The target award is the amount of cash that will be paid, at year end, if the executive achieves 100% of the goals established at the beginning of the year, and the plan is fully funded.

Our 2005 Annual Incentive Plan (the Plan) was to be fully funded if the company met its 2005 consolidated operating earnings target. For a full payout under the Plan, each executive also had to meet certain performance criteria including consolidated and business unit financial goals and operating, stewardship and Six Sigma goals. Each executive’s goals were weighted according to his or her responsibilities.

The goal weightings for 2005 bonuses for officers were as follows:

Title	Consolidated Financial	Business Unit Financial Earnings	Operating Stewardship	Six Sigma
CEO, COO & CFO	90%	0%	0%	10%
CEOs of operating companies	0%	75%	15%	10%

Our Committee established and approved the Plan targets at the beginning of 2005. At year end, we compared the company’s actual financial performance with the consolidated and business unit earnings goals. Primarily due to Hurricanes Rita and Katrina, Dominion’s operating earnings did not meet our funding goal. However, after considerable deliberation, we exercised our discretion for both the funding and for some payout components of the Plan, and approved 100% payout of bonuses for 2005. In doing so, our Committee noted (i) the excellent operational achievements during the year, (ii) the fact that the impact of the hurricanes, including third-party infrastructure problems, was out of the control of employees, (iii) the exceptional performance under Six Sigma goals, with a corporate-wide achievement of 178% of the 2005 goal; and (iv) the fact that employees received no bonus in 2004, even though that year was an excellent year operationally and bonus targets were not met largely because of strategic decisions that were made to benefit Dominion over the long term.

Long-term Incentives. Our long-term incentive programs continue to play a critical role in our compensation practices and philosophy of aligning the interests of our officers with those of Dominion’s shareholders while rewarding performance. However, in light of our 2003 and 2004 restricted stock grants, and other considerations, we did not make an officer-wide long-term equity grant in 2005. We did make individual recruiting or retention grants to certain officers, and made a grant to Mr. Capps as described below.

Our Committee plans to transition to annual long-term grants in 2006, incorporating a performance-contingent component for a significant portion of the overall long-term program.

Chief Executive Officer. In setting his 2005 compensation, we considered Mr. Capps’ performance in 2004, and reviewed and initiated a discussion with the full Board of Directors regarding his performance and compensation. Our Committee and the independent directors of the Board reviewed and approved all components of Mr. Capps’ compensation and benefits described in this report, including the May 2005 Amendment to the Employment Agreement between

Dominion 2006    15

Committee Report on Executive Compensation

Mr. Capps and the company (the “Amended Agreement”), which we and the Board believe to be competitive and appropriate.

In 2005, we gave Mr. Capps a 7% salary increase. We believe this increase was appropriate based on his performance, the company’s performance and the results of the compensation consultant’s market analysis and recommendations. We also note that, along with other officers, Mr. Capps did not receive a base salary increase in 2002 or 2004.

The 2005 annual incentive award for Mr. Capps was developed based on the same principles described earlier for other officers. As provided under Mr. Capps’ Amended Agreement, he was paid 100% of his annual incentive plan target.

As a part of the Amended Agreement, Mr. Capps received 57,098 shares of restricted stock. In approving this grant, we considered past grants to Mr. Capps as well as the prevalence of grants to other CEO’s at peer companies. However, for this long-term grant, the primary focus of our Committee and the Board was on the roles and responsibilities assigned to Mr. Capps under the terms of the Amended Agreement as a consultant and Board member. This stock did not vest upon his retirement, but remains restricted and outstanding subject to the terms of the Amended Agreement. For further details of the Amended Agreement and Mr. Capps’ retirement, please refer to page 20 of this Proxy Statement.

Stock Ownership

The Committee reviews our share ownership guidelines annually, along with the ownership of the senior officers individually and the officer group as a whole. We believe these guidelines and management’s internal policies emphasize stock ownership and retention that align management with the interests of our shareholders.

Currently all of our officers are in compliance with the ownership guidelines. The majority of officers have met their target ownership levels, while the newer officers are acquiring shares with the goal of achieving their target ownership within the suggested time frame. Restricted shares (except those restricted shares acquired under the Executive Stock Purchase Tool Kit described on page 21) and options do not count towards an officer’s ownership target. The target is the lesser of (i) a fixed number of shares or (ii) a variable number of shares based on a multiple of base salary and the current share price:

Dominion Resources, Inc. Stock Ownership Guidelines

Positions	Salary Multiple/Number of Shares
President and Chief Executive Officer	8x/145,000
Executive Vice President	5x/35,000
Senior Vice President	4x/20,000
Vice President	3x/10,000

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, Dominion may not deduct certain forms of compensation in excess of $1 million paid to our CEO or any of the four other most highly compensated executive officers. However, certain performance-based compensation is specifically exempt from the deduction limit.

It is our intent to provide competitive executive compensation while maximizing Dominion’s tax deduction. The Committee considers the Section 162(m) implications when approving certain plans and payouts. However, we reserve the right to approve, and in some cases have approved, non-deductible compensation if we believe it is in Dominion’s best interests.

Frank S. Royal, Chair

Robert S. Jepson, Jr.

Richard L. Leatherwood

David A. Wollard

February 28, 2006

16    Dominion 2006

Executive Compensation

The table below shows the total salary and other compensation awarded to or earned by the CEO and the four other most highly compensated executive officers for each of the last three completed fiscal years.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary [1]	Bonus [2]	Other Annual Compensation [3]	Restricted Stock Award [4]	All Other Compensation [5]
Thos. E. Capps* Chairman	2005	$1,231,324	$1,530,100	$231,551	$3,998,002	$1,565,672
	2004	1,100,000	0	510,103	3,968,294	734,770
	2003	1,100,000	1,430,000	227,057	3,994,694	468,545
Thomas F. Farrell, II* President & CEO	2005	791,229	776,300	107,830	0	70,072
	2004	687,981	0	284,982	2,765,092	275,703
	2003	583,000	514,800	112,228	2,334,532	163,249
Thomas N. Chewning Executive Vice President & CFO	2005	528,000	475,200	8,569	0	100,989
	2004	480,000	0	150,702	1,674,919	266,144
	2003	480,000	432,000	80,522	1,686,094	169,726
Duane C. Radtke Executive Vice President (President & CEO – E&P segment)	2005	492,289	434,700	15,475	0	86,206
	2004	428,077	0	18,689	1,674,919	81,706
	2003	428,077	415,800	10,991	1,686,094	68,207
Mark F. McGettrick (President & CEO – Generation segment)	2005	409,925	332,000	1,530	0	36,359
	2004	325,000	0	90,971	592,634	87,846
	2003	325,000	260,000	44,569	596,627	57,238

*	For the entirety of 2005, Mr. Capps served as Chairman and CEO and Mr. Farrell served as President and COO.

Footnotes:

1.	Amounts shown may include vacation sold back to the company.
2.	At his election, Mr. Radtke’s 2003 annual incentive payout (plus a 10% bonus) was exchanged for 6,641 shares of restricted stock under a prior Stock Purchase Tool Kit program.
3.	The amounts in this column include reimbursements for tax liability related to income imputed to the officers under IRS rules for (i) certain travel and business expenses, (ii) the Stock Purchase and Loan program subsidy and other loan program costs (see page 21) and (iii) personal use of corporate aircraft. The tax reimbursement amounts for 2005 and 2004 were as follows: Mr. Capps – 2005: $67,065, 2004: $385,510; Mr. Farrell – 2005: $26,701, 2004: $199,680; Mr. Chewning – 2005: $8,569, 2004: $150,702; Mr. Radtke – 2005: $15,475, 2004: $18,689; and Mr. McGettrick – 2005: $1,530, 2004: $53,723.

For Messrs. Capps, Farrell and McGettrick, the amounts in this column also include income related to perquisites (which are described under Executive Perquisites and Other Business-Related Benefits on page 21) and any imputed income related to company gifts. Personal use of corporate aircraft that represented more than 25% of total perquisites was as follows: Mr. Capps – 2005: $103,087, 2004: $93,659 and Mr. Farrell – 2005: $55,800, 2004: $61,431. Mr. McGettrick had the following individual items that represented more than 25% of total perquisites in 2004: vehicle allowance of $9,286 and club perquisite of $17,809, primarily for an initiation fee paid on his behalf; he did not have perquisites valued at $50,000 or more in 2005.Messrs. Chewning and Radtke did not have perquisites valued at $50,000 or more in 2004 and 2005.

The 2003 amounts for all of the officers named in this table are related to reimbursements for tax liabilities only.

4.	Dividends are paid on restricted stock. The aggregate number and value of each executive’s restricted stock holdings at year end, based on a December 31, 2005 closing price of $77.20 per share, were as follows:

Officer	Shares	Value
Thos. E. Capps	193,115	$14,908,478
Thomas F. Farrell, II	86,726	6,695,247
Thomas N. Chewning	57,410	4,432,052
Duane C. Radtke	70,228	5,421,602
Mark F. McGettrick	20,314	1,568,241

Dominion 2006    17

Executive Compensation

5.	The amounts listed for 2005 are:

All Other Compensation

Officer	Life Insurance Premiums	Employee Savings Plan Match	Company Match Above IRS Limits	Loan Program Subsidy	Retirement Related Payments*	Total all Other Compensation
Thos. E. Capps	$66,372	$8,400	$38,600	$0	$1,452,300	$1,565,672
Thomas F. Farrell, II	46,783	6,300	16,989	0	N/A	70,072
Thomas N. Chewning	81,969	6,300	12,720	0	N/A	100,989
Duane C. Radtke	56,364	6,300	8,190	15,352	N/A	86,206
Mark F. McGettrick	19,962	8,400	7,997	0	N/A	36,359

*	The amounts in this column include (i) a lump sum cash payment; (ii) annual payment in lieu of life insurance premiums; (iii) partial gift of company car; (iv) one year of financial planning; and (v) paid vacation for 2006. Please refer to the discussion of Mr. Capps’ Amended Agreement and retirement on page 20.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End		Value of Unexercised In-the-Money Options/SARs at FY-End [1]
Officer			Exercisable	Unexercisable	Exercisable	Unexercisable
Thos. E. Capps	0	$0	1,200,000	0	$20,688,000	$0
Thomas F. Farrell, II	0	0	600,000	0	10,344,000	0
Thomas N. Chewning	0	0	450,000	0	7,758,000	0
Duane C. Radtke	0	0	587,500	0	7,270,250	0
Mark F. McGettrick	33,333	502,002	66,667	0	1,149,339	0

Footnote:

1.	Based on year-end stock price of $77.20 per share.

Performance Graph

The graph and table below show the five-year cumulative total return comparison between Dominion, the S&P 500 Index, and the S&P 500 Utilities Index.

Indexed Returns

Years Ending	Base Period Dec 2000	Dec 2001	Dec 2002	Dec 2003	Dec 2004	Dec 2005
Dominion	$100	$93.42	$89.15	$108.24	$119.61	$141.35
S&P 500	100	88.11	68.64	88.33	97.94	102.75
S&P 500 Utilities	100	69.56	48.70	61.48	76.41	89.28

18     Dominion 2006

Equity Compensation Plans

(as of December 31, 2005)	Securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Securities available for future issuance
Plans approved by shareholders	5,279,006	$59.65	16,044,639[1,2]
Plans not approved by shareholders	2,934,865	$61.82	954,519[3]

Total	8,213,871	$60.43	16,999,158

Footnotes:

1.	Amount includes shares that may be issued under an equity compensation plan other than upon the exercise of an option, warrant or right as listed below:

Shares
Directors’ Stock Accumulation Plan	323,332
Directors’ Deferred Cash Compensation Plan	380,088

2.	Amount also includes 4,893,259 shares available for issuance under the 2005 Incentive Compensation Plan either (i) upon the exercise of an option or right or (ii) as restricted shares or performance awards. Under the 2005 Incentive Compensation Plan, shares for expired or forfeited awards become available for new awards.
3.	Amount represents shares available for issuance to directors who have shares held in trust under the frozen Directors’ Stock Compensation Plan.

Plans Not Approved by Shareholders. Dominion’s Leadership Stock Option Plan (LSOP) for Salaried Employees and the Directors’ Stock Compensation Plan, under which 10 million and one million shares, respectively, were made available for issuance, did not require shareholder approval. The LSOP was a program used by Dominion to motivate, attract and retain key salaried employees through the award of stock options, as well as to encourage ownership of Dominion stock. This plan was frozen in 2005 and no future awards will be made under this plan, as any new awards will be made under the shareholder approved 2005 Incentive Compensation Plan. The Directors’ Stock Compensation Plan was also amended to freeze participation and prohibit deferral of compensation and grant of new benefits after December 31, 2004. Additional information regarding the Directors’ Stock Compensation Plan may be found on page 8 under Frozen Directors Plans.

Retirement Plans

The table in the next column shows the estimated annual straight life benefit that Dominion would pay to an executive at normal retirement age (65) under the benefit formula of the Pension Plan, including any make-whole amounts under the Benefit Restoration Plan described in the next column.

Estimated Annual Benefits Payable Upon Retirement

Final Average Compensation	Credited Years of Service
	15 Years	20 Years	25 Years	30 Years
$ 300,000	$84,540	$112,800	$141,000	$169,200
350,000	99,660	132,960	166,260	199,500
400,000	114,780	153,120	191,520	229,860
450,000	129,900	173,340	216,780	260,160
500,000	145,020	193,560	242,040	290,520
550,000	160,140	213,720	267,730	320,880
600,000	175,260	233,940	292,560	351,240
650,000	190,380	254,100	317,880	381,540
700,000	205,500	274,320	343,080	411,900
750,000	220,620	294,480	368,400	442,260
800,000	235,740	314,700	393,660	472,620
850,000	250,860	334,920	418,920	502,980
900,000	265,980	355,080	444,180	533,280
950,000	281,100	375,240	469,440	563,640
1,000,000	296,160	395,460	494,700	594,000
1,100,000	326,400	435,840	545,280	654,660
1,200,000	356,640	476,220	595,800	715,320

Dominion Pension Plan. Benefits under the Pension Plan are based on:

•	highest average base salary over a consecutive five-year period during the ten years preceding retirement;

•	years of credited service;

•	age at retirement; and

•	the offset of Social Security benefits.

Dominion provides a Special Retirement Account (SRA) feature to the Pension Plan. This account is credited with two percent of an employee’s base salary earned each year. Account balances are credited with earnings based on the 30-year Treasury rate and may be taken as a lump sum or an annuity at retirement. The above table includes the effect of SRA account balances converted to an annual annuity.

Dominion Benefit Restoration Plan. The Internal Revenue Code imposes certain limits related to Pension Plan benefits. Any resulting reductions in an executive’s Pension Plan benefit will be compensated for under the Benefit Restoration Plan. The table above reflects any amounts payable under both the Pension Plan and the Benefit Restoration Plan, including the effect of SRA benefits from salaries in excess of the IRS limits.

In addition, certain officers, if they reach a specified age while still employed, will be credited with additional years of service. Messrs. Capps and Chewning each have been credited with a total of 30 years of service. Mr. Farrell will be credited with a total of 25 years of service at age 55 and with a total of 30 years of service at age 60. Mr. Radtke will receive a total of 20 years of credited service at age 62. Mr. McGettrick will be credited with five additional years of age and service at age 50. This extra service credit applies to other benefits such as retiree medical coverage. Other

Dominion 2006    19

Executive Compensation

retirement agreements and arrangements for the named executives are described in Other Executive Agreements and Arrangements below.

To accommodate changes in tax law, the Dominion Benefit Restoration Plan was frozen as of December 31, 2004 and a New Benefit Restoration Plan was implemented effective January 1, 2005. There is no change in the total benefit provided as a result of this new plan.

Executive Supplemental Retirement Plan. The Supplemental Retirement Plan provides an annual retirement benefit equal to 25% of a participant’s final cash compensation (base salary plus target annual bonus). To retire with full benefits under the Supplemental Retirement Plan, an executive must be 55 years old and have been employed by Dominion for at least five years. Benefits under the plan are provided either as a lump sum cash payment at retirement or as a monthly annuity paid out, typically, over 10 years. Certain executive officers, including Messrs. Capps, Farrell and Chewning will receive this benefit for their lifetime. Mr. Radtke will receive this benefit for his lifetime if employed with the company at age 62, and Mr. McGettrick if employed with the company at age 60. Based on 2005 cash compensation, the estimated annual benefit under this plan for executives named in the Summary Compensation Table on page 17 are: Mr. Capps: $676,775; Mr. Farrell: $388,150; Mr. Chewning: $250,800; Mr. Radtke: $229,425; and Mr. McGettrick: $186,750. These amounts are in addition to the benefits shown on the table on page 19.

To accommodate changes in the tax law, the Executive Supplemental Retirement Plan was frozen as of December 31, 2004 and a New Executive Supplemental Retirement Plan was implemented effective January 1, 2005. There is no change in the benefit provided as a result of this new plan.

Other Executive Agreements and Arrangements

As a fully integrated electric and gas holding company, Dominion is part of a consistently changing and increasingly competitive industry. In order to secure the continued services and focus of key management executives, Dominion has entered into the following agreements with them, including those named in the Summary Compensation Table on page 17.

Retirement and Amended Agreement — Chief Executive Officer.

Dominion and Mr. Capps entered into an amendment to his Employment Agreement on May 26, 2005. The amendment extended Mr. Capps’ employment as CEO through the 2006 annual meeting, unless Mr. Capps voluntarily retired before such date. Mr. Capps retired as of January 1, 2006, and received: (1) a retirement benefit calculated on the highest base salary rate during his employment, (2) a Supplemental Retirement Plan benefit payable for life, (3) full vesting for outstanding restricted stock grants from 2003 and 2004, with the 2005 grant remaining restricted, (4) full payout of his target award under the 2005 Annual Incentive Plan and (5) a cash payment of $950,000. Pursuant to company policy, as of his retirement date, he will receive (1) $8,500 to cover financial planning costs in 2006, (2) paid vacation for 2006, and (3) the partial gift of his company car up to the policy limit ($93,000), with Mr. Capps paying cash for the value of his company car over and above the policy amount. Mr. Capps’ benefits under the Benefit Restoration and the Executive Supplemental Retirement Plans described above will be paid as a lump sum, based on his prior elections.

The amendment also secures Mr. Capps’ service as a consultant for three years following his retirement, during which time he agrees not to compete with Dominion or solicit any of its employees. Mr. Capps will receive $25,000 a month for his services as a consultant and Board member, but will not receive any other director compensation. During the consultancy period, he is eligible only for the following perquisites: (a) office space and secretarial support, (b) information technology, home security and an automobile allowance comparable to an executive officer of the company, (c) dues for one country club and (d) use of company aircraft in accordance with Dominion’s current practices and policies for executives.

The amendment provides that, in lieu of premiums on a life insurance policy for Mr. Capps under its Executive Life Insurance Program, the company will pay Mr. Capps an amount equal to the projected future premiums for five years so that he can purchase such other insurance, if any, as he deems appropriate.

The amendment also provided for a restricted stock grant of 57,098 shares of common stock, effective May 26, 2005. The stock vests over a three-year period, one-third each year; however, the restricted stock will be forfeited if Mr. Capps does not fulfill certain responsibilities under the agreement as a consultant, or if he breaches the non-competition or non-solicitation provisions of the agreement. The restricted stock did not vest upon retirement, but will vest upon the death or disability of Mr. Capps.

In 2003, Dominion entered into a supplemental agreement with Mr. Farrell, providing him with a payment of 12 months base salary upon any termination in exchange for his agreement not to compete with any activities of Dominion or solicit any Dominion employees for a period of two years following his retirement. He is also entitled to certain supplemental retirement benefits described under Retirement Plans. In connection with his election as President and CEO, Mr. Farrell and the company entered into an amendment to this supplemental agreement. If his employment is involuntarily terminated without cause before he reaches age 55, any unvested restricted stock granted to him before his election as CEO will vest upon termination. This provision will not apply to any equity awards made on or after January 1, 2006. He is also entitled to participate in retiree medical coverage without regard to age or service to the same extent as retired employees under the terms of the plan offered at such time by the company to its retired employees.

20     Dominion 2006

Continuity Agreements. Dominion has entered into employment continuity agreements with the executives named in the Summary Compensation Table (but not Mr. Capps), which provide benefits in the event of a change in control.* Each agreement has a three-year term and is automatically extended for an additional year, unless cancelled by Dominion.

The agreement for each executive provides for the continuation of salary and benefits for a maximum period of three years after (1) a change in control, (2) termination by the company without cause following a change in control or, (3) termination by the executive after a reduction of responsibilities, salary or incentives following a change in control (if the executive gives 60 days notice). Under the agreements, each executive who remains with the company would receive the following: (1) an annual base salary not less than the executive’s highest annual base salary during the twelve months preceding the change of control, (2) an annual bonus not less than the highest maximum annual bonus available to the executive during the three years preceding the change of control and (3) continued eligibility for awards under company incentive, savings and benefit plans provided to senior management. In addition, any outstanding stock options and other forms of stock awards will fully vest upon a change in control. Upon a covered executive’s death or disability, or if the executive is terminated without cause or terminates after a reduction of responsibility, salary or incentives, the agreement provides for a lump sum severance payment equal to three times base salary plus annual bonus, together with the full vesting of benefits under the company’s benefit plans. If a covered executive is terminated without cause or terminates after a reduction of responsibility, salary or incentives, the executive also will receive full vesting of any outstanding stock options and five years of additional credit for age and service under company benefit plans. The agreements indemnify the executives for excise taxes and fees associated with the enforcement of the agreements. If an executive is terminated for cause, the agreements are not effective.

Other Arrangements. Dominion also has entered into a supplemental agreement with Mr. Chewning. Upon retirement, he will receive a payment of 12 months base salary for his agreement not to compete with any activities of Dominion or solicit any Dominion employees for a period of two years. As mentioned under Retirement Plans, he also receives extra service credit and benefits under certain benefit plans. Mr. Radtke has a supplemental agreement that ensures that his combined retirement income under the company’s qualified Pension Plan and Benefit Restoration Plan is at least $100,000 per year.

*	A change in control shall be deemed to have occurred if (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of Dominion voting stock or (ii) as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the Directors constituting the Dominion Board before any such transactions cease to represent a majority of Dominion or its successor’s Board within two years after the last of such transactions.

Executive Stock Purchase Programs. Dominion’s Board has established stock ownership target levels for its executives. In 1999, the Board approved Stock Purchase and Loan programs intended to encourage and facilitate executives’ ownership of common stock through the availability of loans guaranteed by Dominion. Officers borrowed money from an independent bank to purchase stock, for which they were personally liable and which Dominion guaranteed. Because of restrictions on company loans or guarantees to officers under the Sarbanes-Oxley Act of 2002, Dominion ceased these programs.

As of December 31, 2005, one loan in the amount of $1 million remains outstanding, for which the officer holding the loan is personally liable and which Dominion has guaranteed.

Dominion’s Executive Stock Purchase Tool Kit (authorized by the OCN Committee) consists of two programs to encourage executives’ ownership of Dominion stock. Executives who participate in the Tool Kit programs to achieve their stock ownership target levels receive “bonus shares” for up to 25% of the value of their investment in Dominion stock. The programs are: (i) a bonus exchange program, where goal-based stock is issued in exchange for annual incentive payouts; and (ii) a stock acquisition program, with participants making one-time or periodic purchases of company stock through Dominion Direct®.

Executive Perquisites and Other Business-Related Benefits

Dominion offers a limited number of perquisites to its executives, as follows: (1) an allowance of up to $9,500 a year for financial planning and/or physical well being services; (2) a company-leased vehicle, including the cost of insurance, gas and maintenance, up to an established lease-payment limit (if the lease payment exceeds the allowance, the officer pays for any excess amounts on such vehicle personally); and (3) a luncheon or club membership (or memberships in the case of a few officers). For certain senior and nuclear officers, we provide home security systems, which we view as a business need for this limited number of our executives. We have included these costs in our calculation of perquisites since 2004. Finally, as disclosed in Footnote 3 of the Summary Compensation Table, in limited circumstances our executive officers may use company aircraft for personal travel. While these benefits are generally taxable, the company provides a tax gross-up for personal use of the company plane, home security systems and in a limited number of cases, business-related clubs.

Dominion 2006    21

Shareholder Proposals

The proposals presented below and on the following pages were submitted to Dominion in November 2005. While we have had discussions with the shareholders, or their representatives, who submitted the proposals, Dominion has been notified that the shareholders, or their representatives intend to present the proposals at the Annual Meeting. Upon request, we will furnish the names, addresses and stock ownership of the proponents of these proposals.

Item 3 — Majority Vote Standard

RESOLVED: That the shareholders of Dominion Resources, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in Virginia. Among other issues, Virginia corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Virginia law provides that unless a company’s articles of incorporation provide otherwise, a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. (Code of Virginia, 13.1-852.A, Voting for directors; cumulative voting.)

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.

Opposing Statement

Your Board recommends that you reject this proposal.

The proposal requests that Dominion amend its articles of incorporation to provide that director nominees are elected by the affirmative vote of the majority of votes cast at an annual meeting. Dominion shareholders have a strong history of electing its directors by a substantial majority of the votes cast. Since 1996, every director nominee has received the affirmative vote of more than 96% of the votes cast. Changing from our current plurality voting to the majority vote standard would have had no effect on the outcome of our election process these past years.

We believe active shareholder participation in the election of directors is important for effective corporate governance.We also recognize that a shareholder vote withheld on a director nominee communicates dissatisfaction. Therefore, we have amended our governance guidelines to require that a director nominee submit his or her resignation if greater than 50% of the shares outstanding withhold votes on that nominee in an uncontested election. The Board would then determine whether to accept such a resignation.

Given Dominion shareholders’ historical voting record for the Board of Directors and the resignation policy described above, we believe this proposal is unnecessary.

Your Board of Directors recommends that you vote AGAINST this proposal.

22    Dominion 2006

Item 4 — Environmental Report

WHEREAS: In 2005, the scientific academies of 11 nations, including the U.S., stated that, “The scientific understanding of climate change is now sufficiently clear to justify nations taking prompt action. It is vital that all nations identify cost-effective steps that they can take now, to contribute to substantial and long-term reductions in net global greenhouse gas emissions.”

A 2004 Conference Board report declared that, “scientific consensus that the climate is changing is growing steadily stronger over time; Corporate boards will be increasingly expected to evaluate potential risks associated with climate change; and, the global economy will become less carbon-intensive over time …. The real questions are what the pace of the transition will be and who will be the winners and losers.”

U.S. power plants are responsible for nearly 40 percent of the country’s carbon dioxide emissions, and 10 percent of global carbon dioxide emissions.

In June 2005, a majority of U.S. Senators voted in favor of a resolution stating that, “… Congress should enact a comprehensive and effective national program of mandatory, market-based limits on emissions of greenhouse gases that slow, stop, and reverse the growth of such emissions.”

In 2004 and 2005, AEP, Cinergy, DTE Energy, TXU, and Southern Company issued comprehensive reports to shareholders about the implications of climate change for their businesses. AEP stated, “some initial mandatory reductions of greenhouse gas emissions are likely in the next decade.

Nine northeastern states are developing the Regional Greenhouse Gas Initiative, which aims to significantly reduce emissions from electric power companies and develop a market to trade emissions allowances. California plans to reduce the state’s emissions of greenhouse gases to 2000 levels by 2010, 1990 levels by 2020, and 80 percent below 1990 levels by 2050.

In February 2005, the Kyoto Protocol took effect, imposing mandatory greenhouse gas limits on the 148 participating nations. Companies with operations in those nations must reduce or offset some of their greenhouse gas emissions. For example, companies with operations in Europe can make reductions using the European emissions trading program, where CO2 has regularly traded for more than $20 per ton.

The California Public Utilities Commission now expects all utilities to add a greenhouse gas cost of $8/ton of CO2 in all long-term power contracts, and the Colorado Public Utilities Commission agreed that Xcel Energy should assume a $9 per ton cost for a new coal power plant.

RESOLVED: Shareholders request a report (reviewed by a board committee of independent directors) on how the company is responding to rising regulatory, competitive, public pressure to significantly reduce carbon dioxide and other emissions from the company’s current and proposed power plant operations. The report should be provided by September 1, 2006 at a reasonable cost and omit proprietary information.

Opposing Statement

The Board recommends that you reject this proposal.

The proposal, which is similar to one submitted to the shareholders in 2005, requests that Dominion publish a report on how the company is responding to the potential for future carbon dioxide and other emission reduction policies and that the report be reviewed by an independent committee of the Board.

As stated in the 2005 proxy, Dominion’s senior management updates the board on environmental matters related to the company’s operations. Earlier in 2006, Dominion’s Chief Environmental Officer also reported to the Board’s Audit Committee on the company’s power plant carbon emissions and the status of proposed regulations and their potential effect on Dominion’s operations.

In November 2005, Dominion announced plans to spend $500 million to install additional emissions controls on its coal-fired power stations in Virginia to reduce sulfur dioxide, nitrogen oxide and mercury emissions in order to meet stringent new emissions reductions required by the federal Clean Air Interstate and Mercury rules. This follows more than $2 billion Dominion has invested or committed to since the 1990s in clean air improvements in Virginia through lowered emissions. With completion of all of the environmental construction by 2015, Dominion will have reduced its SO2 emissions by an average of more than 80% for all of its coal-fired units that serve Virginia. Nitrogen oxide emissions will decrease by 74% and mercury emissions by about 86% from 2000 levels.

The commitment to invest in emissions reduction is evidence that Dominion takes its responsibility for environmental stewardship seriously. We recognize the growing interest concerning increases in emissions of greenhouse gases and possible effects to the earth’s climate. We take pride in the results of our efforts, which are already made public on the company’s website and updated at least annually to reflect changes in our environmental programs. Through our website, we provide all our stakeholders with more detailed information on Dominion’s environmental activities. We encourage our shareholders to visit that website at www.dom.com to learn more about Dominion’s response to environmental issues. We also believe that Dominion is responding to the potential for future CO2 and other emissions policies, while appropriately involving our Board. Our shareholders agree. In 2005, nearly 92% of the shares that voted at the meeting, voted against this proposal.

Your Board of Directors recommends that you vote AGAINST this proposal.

Dominion 2006    23

Item 5 — Retirement Benefits

RESOLVED: The shareholders of Dominion Resources, Inc. (“Dominion” or the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval of any future extraordinary retirement benefits for senior executives. The Board shall implement this policy in a manner that does not violate any existing employment agreement or vested pension benefit.

For the purposes of this resolution, “extraordinary retirement benefits” means receipt of additional years of service credit not actually worked, preferential benefit formulas not provided under the Company’s tax-qualified retirement plans, accelerated vesting of retirement benefits, and retirement perquisites and fringe benefits that are not generally offered to other Company employees.

Supporting Statement:

Supplemental executive retirement plans (“SERPs”) provide deferred compensation for a select group of management or highly compensated employees whose compensation exceeds limits set by Federal tax law. Because SERPs are unfunded plans and payable out of the Company’s general assets, the associated pension liabilities can be significant.

Dominion’s proxy statement discloses that Chairman of the Board and Chief Executive Officer Thomas Capps is entitled to payments under Dominion’s Executive Supplemental Retirement Plan. The proxy statement states:

Dominion Benefit Restoration Plan. The Internal Revenue Code imposes certain limits related to Retirement Plan benefits. Any resulting reductions in an executive’s Retirement Plan benefit will be compensated for under the Benefit Restoration Plan ….

In addition, certain officers, if they reach a specified age while still employed, will be credited with additional years of service. Mr. Capps has been credited with 30 years of service.

Executive Supplemental Retirement Plan. The Supplemental Retirement Plan provides an annual retirement benefit equal to 25% of a participant’s final cash compensation (base salary plus target annual bonus). … Benefits under the plan are provided either as a lump sum cash payment at retirement or as a monthly annuity paid out, typically, over 10 years. Certain executive officers, including [Mr.] Capps … will receive this benefit for their lifetime. … Based on 2004 cash compensation, the estimated annual benefit under this plan for executives named in the Summary Compensation Table on page 17 are: Mr. Capps: $632,500 ….

In our opinion Dominion already provides Mr. Capps very generous compensation. According to the proxy statement in 2004 he received a salary of $1,100,000; other annual compensation of $510,000; a restricted stock award valued at $3,968,294; and all other compensation of $734,000. He also acquired 789,120 shares of stock valued at $16,707,754 through exercising stock options.

To help ensure that the use of extraordinary pension benefits for senior executives is in the best interests of shareholders, we believe such benefits should be submitted for shareholder approval. Because it may not always be practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms were agreed upon.

We urge your support for this important reform.

24    Dominion 2006

Opposing Statement

The Board recommends that shareholders reject this proposal.

The proposal asks that shareholders approve any future extraordinary retirement benefits for senior executives, including preferential benefit formulas not provided under the Company’s tax-qualified retirement plans, and accelerated vesting of benefits not generally offered to other employees.

Dominion’s Benefit Restoration Plan uses the same formula for retirement benefits as its qualified plan uses for all employees. It is the “unqualified” partner to the qualified plan, picking up pension benefits after benefits under the qualified plan have been cut off because of tax code limits. What it does not offer is protection in the event of a bankruptcy. Not offering a benefit restoration plan would penalize executives and treat them differently, rather than the same as other employees, by not offering a pension on their full salary.

Under Dominion’s 2005 Incentive Compensation Plan approved by shareholders last year, restricted stock grants awarded to executives and employees will vest upon retirement, except for certain retention grants, which are forfeited upon retirement. While under the 2005 Plan the OCN Committee has the discretion to set the terms of these awards, new accounting rules and other considerations will likely result in the Committee considering some type of pro-rated rather than full vesting of future grants in the event of retirement.

The proposal also addresses extra age and service, which the company uses under its non-qualified retirement plans as an efficient and effective means to recruit officers mid-career, and to retain senior executives that are being recruited or are in positions where market competitiveness prompts the use of such retention tools. Extra age and service are not used frequently, but when such a tool is needed in hiring or retaining a senior executive, the company should not be required to call a special shareholders meeting. This would be a time consuming and costly process not in the best interests of shareholders. The Committee would likely be forced to consider more costly and less effective means such as cash bonuses upon hire or grants of restricted stock to compensate executives for the loss of retirement benefits in these situations.

The proposal also requests shareholder approval of retirement perquisites and fringe benefits not offered to other employees. Mr. Davidson, a Director and former Chairman, does receive certain fringe benefits as provided by a shareholder-approved merger agreement. Mr. Capps, retired CEO, receives certain fringe benefits but only as a consultant and Board member, and only for the term during which he serves in those roles. He is not receiving these as a retiree. Otherwise, with the exception of all officers receiving a financial planning benefit during the first year of retirement, as of January 1, 2006 Dominion does not provide perquisites during retirement. For any other items that may be covered by this proposal, we urge the shareholders to recognize the many considerations and decisions required of the OCN Committee to manage a diverse and talented executive group, and the expertise and familiarity that Committee has regarding these matters.

The Board and OCN Committee understand the concern over executive compensation in today’s environment. We are proud of our track record, both in our success in retaining a top-rate management team, and in developing a balanced executive compensation program that is in the best interests of both the shareholders and Dominion.

Your Board of Directors recommends that you vote AGAINST this proposal.

Dominion 2006    25

Appendix

Corporate Governance Guidelines

I. Role and Function of the Board

Dominion’s Board is charged with the responsibility of overseeing Dominion’s management, as well as the business and affairs of Dominion. Dominion’s business is conducted by its employees, including its officers, under the direct supervision of its Chief Executive Officer. The Board is charged with overseeing the interests of the shareholders by protecting the long-term value of the company. The Board and management recognize that the interests of Dominion are advanced by responsibly addressing the concerns of other constituencies, including employees, customers and the communities in which Dominion operates. These governance guidelines are intended to support the Board in its oversight role and in fulfilling its obligation to shareholders. The Board will review these guidelines annually in its continuing effort to achieve this goal.

A. Composition

1.	The Board will consist of a majority of independent Directors. No more than three employees or ex-employees of the company may serve concurrently as Directors. The Board affirmatively determines a Director’s independence in accordance with the New York Stock Exchange’s (NYSE) listing standards and Dominion’s independence standards, which are adopted by the Board.

2.	The Board sets the exact number of Directors within the range allowed by the company’s Articles of Incorporation. Currently the range is 10 to 17 Directors.

3.	The Organization, Compensation and Nominating (OCN) Committee, with advice from the CEO and other members of the Board and management screens Director candidates, including those recommended by shareholders. The Committee selects candidates who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Among the attributes that the Committee may consider are a candidate’s character, judgment, diversity of experience, acumen and ability to act on behalf of shareholders. Business and financial experience and governmental and community service are among the relevant criteria. The Committee may also consider in its assessment the Board’s diversity, in its broadest sense, reflecting, but not limited to, geography, gender and ethnicity. The Committee will also consider the independence of any candidate under the standards of independence discussed above.

4.	The company’s CEO should be a member of the Board.

B. Structure

1.	The Board’s current committees are Audit, Finance, OCN and Risk Oversight. These committees report regularly to the full Board. The OCN Committee functions as the nominating, corporate governance and compensation committee. There will be occasions when the Board may elect to form a new standing or special committee or to disband an existing committee.

2.	The OCN Committee is responsible for recommending Directors for placement on the various committees. The Board annually appoints the committee members and chairs.

3.	The Audit and OCN Committees are composed of independent Directors in accordance with the rules and regulations of the Securities and Exchange Commission (SEC) and the NYSE. For the Audit Committee, “independence” includes the additional requirement that the Director not be affiliated with Dominion or receive any compensation, directly or indirectly, from the company other than compensation for services as a Director.

4.	The Audit and OCN Committees shall have written charters that address the Committees’ purposes, duties and responsibilities as well as an annual performance evaluation of the Committees, all in accordance with NYSE and other regulatory standards.

C. Operation and Responsibilities

1.	The Board determines whether to have a joint CEO/Chairman position or whether to separate these offices, taking into consideration succession planning, skills and experience of the individuals filling these positions and other relevant factors.

2.	The Board’s non-employee Directors hold regularly scheduled executive sessions, during which they review the performance of senior management and discuss other matters, as they believe necessary. Also, only the Board’s independent Directors make decisions with respect to CEO compensation. The Chair of the OCN Committee will lead executive sessions of non-employee Directors unless the Chairman of the Board is an independent Director.

3.	The Board establishes the number of regular meetings to be held each year, and it holds special meetings when necessary. The CEO sets the Board agendas with advice from the Directors. Agendas, with any relevant accompanying information or reports, are distributed to the Directors prior to Board meetings for their review.

4.

Directors are expected to attend all Board and committee meetings and to devote as much time and attention as necessary to discharge their duties. Directors also are expected to ensure that other commitments

26    Dominion 2006

do not materially interfere with their attendance at company meetings or their ability to fulfill their responsibilities as company Directors. In addition, the CEO shall sit on no more than two other public company Boards and non-employee members of the Board shall sit on no more than five other public company Boards.

5.	The Board reviews and approves Dominion’s Code of Ethics to guide employees, officers and, where applicable, Directors in promoting high ethical standards, fiscal accountability and compliance with all applicable laws and regulations.

6.	The Board and its committees have the authority and funding at any time to retain independent outside financial, legal or other advisors.

7.	The OCN Committee conducts an annual assessment of the Board’s effectiveness and that of its committees.

D. Director Policies

1.	All Directors are elected annually by the shareholders. The Board does not believe it appropriate or necessary to limit the number of terms a Director may serve.

2.	Newly elected Directors will receive a briefing from the CEO and senior management regarding matters related to the company’s core businesses. At a minimum, they are briefed on operations and strategic directions by the Chief Financial Officer, Chief Legal Officer and CEO’s of the major business units and by the Corporate Secretary on matters related to Board membership. In addition, new Directors tour company facilities when practicable.

3.	Continuing education is achieved through management presentations at Board meetings from time to time to provide insights into aspects of the company’s business or to provide employees with exposure to the Board for purposes of management development. The Board and committees also receive updates on any new material legal or regulatory requirements that affect the company. In addition, Directors periodically attend seminars conducted by organizations outside of the company that are related to Director responsibilities, governance or industry matters.

4.	Independent Directors submit their resignations not later than December 31 following their 72nd birthday, and annually thereafter. However, in view of the consistently changing and increasingly competitive environments in which Dominion and its businesses operate, Board stability and experience are essential. Accordingly, the Board reserves the right not to accept such resignations, and to nominate such Directors for election to the Board at the Annual Meeting of Shareholders if the Board determines that it is in the company’s best interest.

5.	Non-employee Directors are expected to tender their resignations to the OCN Committee if their job responsibilities change meaningfully from those they held when they were elected to the Board or if there is a change in circumstances that could reasonably affect their independence. This does not mean that the Committee will automatically accept such resignations; instead there will be an opportunity for the Committee to determine the appropriateness of Board membership under such circumstances.

6.	Directors who are employed by Dominion shall submit their resignation from the Board to the OCN Committee when they conclude their employment. The OCN Committee has discretion as to whether such offer will be accepted.

7.	Any Director nominee must submit his or her resignation if, in an uncontested election, more than fifty percent of the shares outstanding withhold votes on that Director’s election to the Board. With advice from the OCN Committee, the Board will determine whether to accept such resignation.

8.	Each Director will advise the Chair of the OCN Committee or the Corporate Secretary of any affiliation with public, private or non-profit enterprises so that the relationship can be reviewed to determine if it could create a potential conflict of interest, potential embarrassment to Dominion or its subsidiaries or possible inconsistency with Dominion’s corporate policies.

9.	Each Director, within four years of his or her election to the Board, shall acquire and hold shares of Dominion Common Stock equal in value to five times the annual retainer for service as a Director. During their term of service, Directors are prohibited from selling shares of stock granted by the company, other than shares acquired as a result of option exercises.

10.	The OCN Committee periodically reviews and assesses the compensation paid to the non-employee Directors and recommends to the Board any changes it believes are appropriate. To assist it, the OCN Committee retains an independent consultant to benchmark non-employee Director compensation with that of Dominion’s peer companies. In addition, to link Directors’ compensation to performance and to align the Board’s interests with the interests of Dominion’s shareholders, a significant portion of the Directors’ compensation is payable in some form of Dominion Common Stock.

II. Management and the Board

Board members have complete access to the CEO, the Chief Financial Officer, the Chief Legal Officer and/or General Counsel, General Auditor, other members of senior management and the independent auditors. Management shall be responsive to all requests for information from Board members.

Dominion 2006    27

Appendix — Corporate Governance Guidelines

A. Development and Succession

1.	The OCN Committee annually evaluates the CEO’s performance as part of its review of Dominion’s executive compensation program. The CEO is not present during the OCN Committee’s review of his performance and compensation. The OCN Committee ensures that executive compensation programs align the interests of management with those of Dominion’s shareholders.

2.	The CEO is responsible for developing and maintaining a process to plan for successor chief executive officers, as well as for other key senior leadership positions. The CEO reviews this process with the OCN Committee at least annually. The Board has final authority to select any successor CEO and, in the case of an emergency, the company’s bylaws direct the process.

B. Risk Oversight

1.	The Audit Committee meets periodically with members of management, including the Principal Accounting Officer or Controller, the Chief Legal Officer and/or General Counsel, and the internal and independent auditors to receive and discuss reports on Dominion’s internal control systems and compliance. The Committee operates in accordance with the guidelines established by the NYSE, which includes the Written Affirmation submitted annually to the NYSE.

2.	The Risk Oversight Committee meets periodically with the Chief Financial Officer, the Chief Legal Officer and other members of management responsible for risk oversight to receive and discuss reports regarding the policies, procedures and guidelines concerning Dominion’s energy trading activities. The Committee consults with management (including the members of the management Risk Oversight Committee), and reports to the Audit Committee and the Board of Directors regarding such trading activities.

3.	In addition, management has established a Disclosure Committee for the purpose of ensuring that Dominion’s disclosure controls and procedures for periodic filings with the SEC are in compliance with applicable laws and regulations. The Disclosure Committee, which reports to the Audit Committee quarterly, is comprised of representatives of the major business functions and units, the Chief Legal Officer, General Counsel, Corporate Secretary, and Controller, who chairs the Committee.

III. Modifications

The operation of the Board is a dynamic and evolving process, as are the demands of the marketplace. As such, the OCN Committee periodically reviews these Guidelines and recommends proposed modifications to the Board when appropriate and when NYSE or SEC regulations dictate.

Director Independence Standards

The Board of Directors of Dominion will be composed at all times of a majority of independent directors. To be considered independent under the New York Stock Exchange (NYSE) rules, a Director must not be an employee of Dominion and the Board must affirmatively determine that a Director has no material relationship with Dominion.1 To assist it in determining Director independence, the Board has established the following standards.

1.	A Director will not be independent if,

a.	Within the preceding three years:

i.	the Director was employed by Dominion, or had an immediate family member,[2] who was an executive officer[3] of Dominion;

ii.	the Director or an immediate family member was (but is no longer) a partner or employee of Dominion’s independent or internal auditor and personally worked on Dominion’s audit within that time;

iii.	the Director, or an immediate family member, was employed as an executive officer of another company where any of Dominion’s present executive officers served on that company’s compensation committee;

iv.	the Director is an executive officer or employee, or has an immediate family member who is an executive officer, of a company that made payments to, or received payments from, Dominion in an annual amount exceeding the greater of $1 million or 2% of such company’s consolidated gross revenues[4]; or

v.	the Director, or an immediate family member, received more than $100,000 during any twelve-month period in direct compensation from Dominion, other than director and committee fees, pension or other forms of deferred compensation or benefits for prior service not contingent in any way on continued service[5];

Footnotes:

1.	References to Dominion include any of Dominion’s consolidated subsidiaries.
2.	An immediate family member is a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone who shares the person’s home.
3.	“Executive Officer” has the same meaning specified for the term “officer” in the SEC’s Rule 16a-1(f).
4.	Contributions to tax exempt organizations shall not be considered “payments” for the purpose of this restriction.
5.	Compensation received by a Director’s immediate family member for service as a non-executive employee of Dominion will not be considered.

28    Dominion 2006

b.	or currently:

i.	the director or an immediate family member is a partner of a firm that is Dominion’s independent or internal auditor; or

ii.	the Director is an employee of such a firm; or

iii.	the Director has an immediate family member who is an employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice.

2.	Each member of Dominion’s Audit Committee must be an independent member of the Board. For purposes of determining the independence of an Audit Committee member, a Director must meet the independence standards set forth in 1) above and, in addition, must meet the following criteria:

a.	Audit Committee members may not receive any fees or compensation from Dominion other than in their capacity as a Director or committee member; and

b.	Audit Committee members cannot be affiliated persons of Dominion.[6]

3.	The Board will annually review commercial relationships of Directors and determine whether any such relationships would create a conflict of interest that would interfere with a Director’s independence, even though such relationships are not restricted by the standards in 1) and 2) above. In making such a determination, the following relationships will not be considered to be material relationships that would impair a Director’s independence (categorical standards):

a.	the Director is an executive officer or an employee, or whose immediate family member is an executive officer, of another company:

i.	that is indebted to Dominion, or to which Dominion is indebted, and the total amount of either company’s indebtedness to the other is less than 5% of the total consolidated assets of either company;

ii.	in which Dominion owns a common stock interest, or the other company owns a common stock interest in Dominion, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company in which the interest is owned; or

iii.	that does business with Dominion and the annual sales to, or purchases from, Dominion in any of the last three fiscal years were less than $1 million or 1% of the consolidated gross revenues of such organization.

b.	the Director, or an immediate family member, has an interest in a transaction in which Dominion or one of its subsidiaries is a party and the total transaction amount is less than $60,000 or is determined by competitive bid or a fixed rate tariff or fee schedule in conformance with governmental regulations.

4.	The Board will annually review charitable relationships of Directors and determine whether any such relationships would create a conflict of interest that would interfere with a Director’s independence, even though such relationships are not restricted by the standards in 1) and 2) above. In making such a determination, the following relationships will not be considered to be material relationships that would impair a Director’s independence (categorical standards):

a.	the Director, or an immediate family member, serves as an officer, director or trustee of a charitable organization and Dominion’s or the Dominion Foundation’s discretionary charitable contributions to the organization are less than the greater of $1 million or 2% of the organization’s total annual charitable receipts. (Dominion’s automatic matching of employee charitable contributions will not be included in the calculation.)

5.	In its annual review, the Board may still determine that a Director is independent even if that Director has a relationship that does not meet the categorical standards described in 3) and 4) above, so long as that relationship does not violate the NYSE rules. If such determination is made, the basis for the Board’s determination will be explained in Dominion’s next proxy statement.

Footnote:

6.	An “affiliated person” as defined by the SEC’s Rule 10A-3.

Dominion 2006    29

**Dominion Resources, Inc.**
P.O. Box 26532
Richmond, Virginia 23261-6532
www.dom.com

**2005 Form 10-K**
You may request, without charge, a copy of Dominion's Annual Report filed with the SEC for 2005 on Form 10-K, excluding exhibits, by:

## 1. Writing

Write to us at
Corporate Secretary
Dominion Resources, Inc.
P.O. Box 26532
Richmond, Virginia 23261;

## 2. Emailing

Email us at
shareholder_services@dom.com; or

## 3. Calling

Call us at
(804) 819-2000.

Or you may view our Form 10-K on our website at www.dom.com (keyword search: SEC filings).

THE 2006 PROXY CARD

This proxy is solicited on behalf of the Board of Directors.

IMPORTANT: PLEASE SEE REVERSE SIDE FOR INFORMATION ABOUT YOUR VOTING CHOICES.

This proxy when properly executed will be voted as directed on the reverse side by the signed shareholder. If no direction is made, this proxy will be voted "FOR" Items 1 and 2, and "AGAINST" Items 3, 4 and 5.

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both shareholders should sign.

When signing in a representative capacity, please give your representative title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting. The undersigned appoints Robert S. Jepson, Jr., Frank S. Royal, and Patricia A. Wilkerson, or any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on April 28, 2006, and at any and all adjournments.

, 2006

Signature **Date**

, 2006

Signature (if held jointly) **Date**

To Our Shareholders

Let your voice be heard . . .

Dominion's proxy statement explains important matters to be taken up at our Annual Meeting of Shareholders. Whether your shares are held in a Dominion Direct® account or directly by you, please read the proxy statement carefully and vote your shares. If you do not vote, your shares will not be counted.

You can vote by mail, Internet or telephone. When voting by Internet or telephone, follow the prompts that will be presented to you to record your vote. If you choose to vote by mail, please be sure to mark, date and sign your proxy card and return it in the postage-paid envelope. If you vote by Internet or telephone, do not return your proxy card by mail.

Vote Your Proxy

1 By Mail…

Return your proxy in the **postage-paid envelope provided**;

2 By Internet…

Access the Website at **http://www.cesvote.com**; or

3 By Phone…

Call toll-free **1-888-693-8683** using a touch-tone phone.

You may view our annual report and proxy statement on our Website at **www.dom.com** (keyword search: Proxy).

2006 VOTING INSTRUCTION CARD

Dominion®

The Board of Directors recommends a vote "FOR" Item 1.

Item 1 – Election of Directors

☐ ***FOR the following nominees:***

01.	Peter W. Brown	08.	Mark J. Kington
02.	Ronald J. Calise	09.	Benjamin J. Lambert, III
03.	Thos. E. Capps	10.	Richard L. Leatherwood
04.	George A. Davidson, Jr.	11.	Margaret A. McKenna
05.	Thomas F. Farrell, II	12.	Frank S. Royal
06.	John W. Harris	13.	S. Dallas Simmons
07.	Robert S. Jepson, Jr.	14.	David A. Wollard

☐ ***WITHHOLD AUTHORITY** to vote for all nominees listed above.*
To withhold authority to vote for any individual nominee(s), write that nominee's number in the following space:

_____ _____ _____ _____ _____

The Board of Directors recommends a vote "FOR" Item 2.

☐ ***FOR*** ☐ ***AGAINST*** ☐ ***ABSTAIN***

The Board of Directors recommends a vote "AGAINST" Items 3, 4 and 5.

Item 3 – Shareholder Proposal — Majority Vote Standard

☐ ***FOR*** ☐ ***AGAINST*** ☐ ***ABSTAIN***

Item 4 – Shareholder Proposal — Environmental Report

☐ ***FOR*** ☐ ***AGAINST*** ☐ ***ABSTAIN***

Item 5 – Shareholder Proposal — Retirement Benefits

☐ ***FOR*** ☐ ***AGAINST*** ☐ ***ABSTAIN***

☐ ***To access future proxy materials and annual reports via Internet only, please check this block.****

☐ ***If you plan to attend the Annual Meeting of Shareholders on April 28, 2006, please check this box.***

IF YOU ARE VOTING BY MAIL,

please sign and date your proxy card on the reverse side and fold and detach card at perforation before mailing in the enclosed envelope.

ATTENDING THE MEETING

DIRECTIONS AND PARKING

To obtain directions to the meeting or for information about parking, contact Shareholder Services at shareholder_services@dom.com or 1-800-552-4034.

*** Description of Electronic Access Service:**

You are consenting to receive future Dominion annual reports and proxy statements, including meeting notice, over the Internet. Participation is voluntary and will remain in effect until you inform us otherwise. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. You will receive notification when annual reports and proxy statements are available for online review. The notification will include the Internet location where the material is available. The material will be presented in PDF format and can be read using Adobe Acrobat Reader. If you do not have the latest version of Adobe Acrobat Reader, you can download it free through Dominion's Internet site.

2006 VOTING INSTRUCTION CARD

Dominion

IMPORTANT: PLEASE SEE REVERSE SIDE FOR INFORMATION ABOUT YOUR VOTING CHOICES.

Voting instructions are solicited for the Annual Meeting of Shareholders, April 28, 2006 by the Trustee for the various retirement plans sponsored by Dominion Resources, Inc.

I acknowledge receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report for the Annual Meeting of Shareholders of Dominion Resources, Inc. I hereby instruct the Trustee to vote the Dominion shares relating to my Plan account at such Annual Meeting as indicated on the reverse side.

This voting instruction card, when properly executed, will be voted as directed. If this card is returned signed with no direction given or is not returned at all, an independent fiduciary hired by the Plan Administrator will vote your shares.

All voting instructions will be kept confidential.

, 2006

Signature   Date

Dominion

To Employee Savings Plan Participants:

Dominion's proxy statement explains important matters to be taken up at our Annual Meeting of Shareholders. Please read the proxy statement carefully and instruct the Trustee how to vote your shares.

You can do this by mail, Internet or telephone. When voting by Internet or telephone, follow the prompts that will be presented to you to record your vote. If you choose to vote by mail, please be sure to mark, date and sign your voting instruction card and return it in the postage-paid envelope. If you vote by Internet or telephone, do not return your voting instruction card by mail.

All voting instructions must be received by 6:00 a.m. EDT on Monday, April 24, 2006 to be counted in the final tabulation.

Vote Your Shares

1 By Mail…

Return your voting instruction card in the **postage-paid envelope provided**;

2 By Internet…

Access the Website at **http://www.cesvote.com**; or

3 By Phone…

Call toll-free **1-888-693-8683** using a touch-tone phone.

You may view our annual report and proxy statement on our Website at **www.dom.com** (keyword search: Proxy).

2006 VOTING INSTRUCTION CARD

The Board of Directors recommends a vote "FOR" Item 1.

Item 1 – Election of Directors

☐ ***FOR the following nominees:***

01.	Peter W. Brown	08.	Mark J. Kington
02.	Ronald J. Calise	09.	Benjamin J. Lambert, III
03.	Thos. E. Capps	10.	Richard L. Leatherwood
04.	George A. Davidson, Jr.	11.	Margaret A. McKenna
05.	Thomas F. Farrell, II	12.	Frank S. Royal
06.	John W. Harris	13.	S. Dallas Simmons
07.	Robert S. Jepson, Jr.	14.	David A. Wollard

☐ ***WITHHOLD AUTHORITY to vote for all nominees listed above.***
To withhold authority to vote for any individual nominee(s), write that nominee's number in the following space:

_____ _____ _____ _____ _____

The Board of Directors recommends a vote "FOR" Item 2.

☐ *FOR* ☐ *AGAINST* ☐ *ABSTAIN*

The Board of Directors recommends a vote "AGAINST" Items 3, 4 and 5.

Item 3 – Shareholder Proposal — Majority Vote Standard

☐ *FOR* ☐ *AGAINST* ☐ *ABSTAIN*

Item 4 – Shareholder Proposal — Environmental Report

☐ *FOR* ☐ *AGAINST* ☐ *ABSTAIN*

Item 5 – Shareholder Proposal — Retirement Benefits

☐ *FOR* ☐ *AGAINST* ☐ *ABSTAIN*

☐ *To access future proxy materials and annual reports via Internet only, please check this block.**

☐ *If you plan to attend the Annual Meeting of Shareholders on April 28, 2006, please check this box.*

IF YOU ARE VOTING BY MAIL,

please sign and date your voting instruction card on the reverse side and fold and detach card at perforation before mailing in the enclosed envelope.

* Description of Electronic Access Service:

You are consenting to receive future Dominion annual reports and proxy statements, including meeting notice, over the Internet. Participation is voluntary and will remain in effect until you inform us otherwise. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. You will receive notification when annual reports and proxy statements are available for online review. The notification will include the Internet location where the material is available. The material will be presented in PDF format and can be read using Adobe Acrobat Reader. If you do not have the latest version of Adobe Acrobat Reader, you can download it free through Dominion's Internet site.